Exhibit 99.1

Analog Devices Announces Financial Results for the Third Quarter of Fiscal Year 2010

NORWOOD, Mass.--(BUSINESS WIRE)--August 17, 2010--Analog Devices, Inc. (NYSE: ADI)

  3Q10 revenue increased to $720 million
  3Q10 diluted EPS increased to $0.65
  3Q10 gross margin increased to 66.7% of revenue
  3Q10 operating margin increased to 34.9% of revenue
  Board of Directors declared quarterly dividend of $0.22 per share
  Financial results and 4Q10 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the third quarter of its 2010 fiscal year, which ended July 31, 2010.

“ADI had a strong third quarter, delivering sequential sales growth of 8% with the largest increases occurring in the industrial and communications infrastructure markets,” said Jerald G. Fishman, President and CEO. “Notably, it was an exceptional quarter in terms of profitability as we increased gross margin to 66.7%, increased operating margin to 34.9%, and grew EPS to $0.65. Our continued profitability gains are the result of strong revenue growth coupled with a fundamentally improved cost structure.”

Results of Operations for the Third Quarter of Fiscal 2010

  Revenue was $720 million, an increase of 8% from the immediately prior quarter and an increase of 46% from the same period one year ago. For more information regarding revenue by end market and product type for the third quarter of fiscal 2010, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 66.7% of revenue, compared to 65.0% of revenue in the immediately prior quarter, and 54.1% of revenue in the year-ago period. Gross margin improvements were primarily due to lower manufacturing costs, increased factory utilization, and strong sales of products sold to industrial and communications infrastructure customers.
  Operating expenses were $229 million, compared to $220 million in the immediately prior quarter, and $187 million in the same period a year ago.
  Operating income was $251 million, or 34.9% of revenue, compared to $214 million, or 32.0% of revenue, in the immediately prior quarter, and $79 million, or 16% of revenue, in the same period one year ago.
  Diluted earnings per share (EPS) was $0.65, compared to $0.55 in the immediately prior quarter, and $0.22 in the same period a year ago.
  The Board of Directors declared a cash dividend of $0.22 per outstanding share of common stock, which will be paid on September 15, 2010 to all shareholders of record at the close of business on August 27, 2010.
  Net cash provided by operating activities was $225 million, or 31% of revenue. Capital expenditures were $39 million, and cash dividends of $66 million were paid during the third quarter of fiscal 2010.
  Cash and short-term investments at the end of the third quarter of fiscal 2010 totaled approximately $2.5 billion, compared to $2.4 billion at the end of the second quarter of fiscal 2010.
  Accounts receivable in the third quarter of fiscal 2010, as measured by days sales outstanding, was 45 days, consistent with the immediately prior quarter.
  Inventory at the end of the third quarter of fiscal 2010 increased by approximately $18 million, or 7%, compared to the immediately prior quarter.

Outlook for the Fourth Quarter of Fiscal 2010

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the fourth quarter of fiscal 2010, Mr. Fishman stated, “Looking ahead to the fourth quarter, given our higher opening backlog, we are expecting continued revenue growth. We anticipate that revenue will be in the range of $740 million to $770 million for the fourth quarter. We are planning for our gross margin to be 66% to 67% of sales. We expect that operating expenses will grow, but well below revenue growth. As a result, we anticipate that our operating margin will be in the range of 35% to 36% of sales and earnings per share will be in the range of $0.68 to $0.72.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the third quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 80933163, or by visiting investor.analog.com.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, inventory levels, gross margins, operating margins, and other financial results, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the apparent improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Third Quarter, Fiscal 2010

Schedule A
Sales/Earnings Summary
(In thousands, except per-share amounts)

	Three Months Ended
	3Q 10	2Q 10	3Q 09
	July 31, 2010	May 1, 2010	Aug. 1, 2009
Revenue	$720,290	$668,240	$491,991
Year-to-year change	46.4%	40.8%	-25.3%
Quarter-to-quarter change	7.8%	10.8%	3.6%
Cost of sales (1)	240,088	233,725	225,762
Gross margin	480,202	434,515	266,229
Gross margin percentage	66.7%	65.0%	54.1%
Operating expenses:
R&D (1)	126,987	122,780	107,578
Selling, marketing and G&A (1)	102,070	97,660	79,706
Operating income	251,145	214,075	78,945
Other (income) expense	(176)	55	(1,082)
Income before income tax	251,321	214,020	80,027
Provision for income taxes	51,830	46,880	14,567
Net income	$199,491	$167,140	$65,460

Shares used for EPS - basic	298,027	297,825	291,387
Shares used for EPS - diluted	306,168	305,836	293,084

Earnings per share - basic	$0.67	$0.56	$0.22
Earnings per share - diluted	$0.65	$0.55	$0.22

Dividends paid per share	$0.22	$0.20	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,878	$1,860	$1,942
R&D	$5,996	$5,968	$5,508
Selling, marketing and G&A	$5,302	$5,427	$4,565

Analog Devices, Third Quarter, Fiscal 2010

Schedule B
Selected Balance Sheet Information
(In thousands)

	3Q 10	2Q 10	3Q 09
	July 31, 2010	May 1, 2010	Aug. 1, 2009
Cash & short-term investments	$2,508,315	$2,386,739	$1,724,444
Accounts receivable, net	357,479	332,157	244,025
Inventories (1)	265,266	247,662	276,072
Other current assets	103,478	111,750	115,092
Total current assets	3,234,538	3,078,308	2,359,633
PP&E, net	463,751	453,344	491,564
Investments	9,138	9,062	8,755
Goodwill and intangible assets	252,725	258,118	256,163
Other	143,916	129,265	101,999
Non-current assets of discontinued operations	-	-	62,037
Total assets	$4,104,068	$3,928,097	$3,280,151

Deferred income on shipments to distributors, net	$214,727	$206,651	$123,876
Current liabilities of discontinued operations	-	-	1,200
Other current liabilities	373,652	358,066	228,850
Non-current liabilities	481,214	473,130	467,860
Stockholders' equity	3,034,475	2,890,250	2,458,365
Total liabilities & equity	$4,104,068	$3,928,097	$3,280,151

(1) Includes $2,492, $2,354 and $2,503 related to stock-based compensation in 3Q10, 2Q10 and 3Q09, respectively.

Analog Devices, Third Quarter, Fiscal 2010

Schedule C
Cash Flow Statement
(In thousands)

	Three Months Ended
	3Q 10	2Q 10	3Q 09
	July 31, 2010	May 1, 2010	Aug. 1, 2009
Cash flows from operating activities:
Net Income	$199,491	$167,140	$65,460
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	28,582	28,913	30,300
Amortization of intangibles	609	1,779	1,679
Stock-based compensation expense	13,176	13,255	12,015
Excess tax benefit - stock options	(28)	(72)	-
Other non-cash activity	1,071	171	770
Deferred income taxes	(7,755)	(14,075)	1,713
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	-	-	(4,105)
Changes in other operating assets and liabilities	(10,340)	81,209	25,732
Total adjustments	25,315	111,180	68,104
Net cash provided by operating activities	224,806	278,320	133,564
Percent of revenue	31.2%	41.6%	27.1%

Cash flows from investing activities:
Additions to property, plant and equipment	(39,125)	(17,490)	(5,425)
Purchases of short-term available-for-sale investments	(766,263)	(873,970)	(1,066,845)
Maturities of short-term available-for-sale investments	629,665	760,120	583,701
Payments for acquisitions	-	-	(8,360)
Decrease (increase) in other assets	2,827	1,248	(1,481)
Net cash used for investing activities	(172,896)	(130,092)	(498,410)

Cash flows from financing activities:
Dividend payments to shareholders	(65,949)	(59,556)	(58,260)
Repurchase of common stock	(4,047)	-	(182)
Net proceeds from employee stock plans	4,849	5,666	5,820
Other financing activities	502	-	-
Proceeds from issuance of long-term debt	-	-	370,350
Excess tax benefit - stock options	28	72	-
Net cash (used for) provided by financing activities	(64,617)	(53,818)	317,728
Effect of exchange rate changes on cash	(2,236)	(306)	2,954

Net (decrease) increase in cash and cash equivalents	(14,943)	94,104	(44,164)
Cash and cash equivalents at beginning of period	1,008,372	914,268	676,879
Cash and cash equivalents at end of period	$993,429	$1,008,372	$632,715

Analog Devices, Third Quarter, Fiscal 2010

Schedule D
Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	July 31, 2010				May 1, 2010	Aug. 1, 2009
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$ 340,505	47%	8%	69%	$ 315,912	$ 201,900
Automotive	83,539	12%	0%	62%	83,441	51,497
Consumer	128,616	18%	7%	23%	120,465	104,432
Communications	153,657	21%	14%	24%	134,201	123,550
Computer	13,973	2%	-2%	32%	14,221	10,612
Total Revenue	$ 720,290	100%	8%	46%	$ 668,240	$ 491,991

Analog Devices, Third Quarter, Fiscal 2010

Schedule E
Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	July 31, 2010				May 1, 2010	Aug. 1, 2009
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$334,288	46%	9%	34%	$305,600	$249,162
Amplifiers / Radio Frequency	184,397	26%	8%	53%	170,542	120,288
Other analog	87,651	12%	0%	60%	87,464	54,757
Subtotal Analog Signal Processing	606,336	84%	8%	43%	563,606	424,207
Power management & reference	53,413	7%	15%	91%	46,480	27,987
Total Analog Products	$659,749	92%	8%	46%	$610,086	$452,194
Digital Signal Processing	60,541	8%	4%	52%	58,154	39,797
Total Revenue	$720,290	100%	8%	46%	$668,240	$491,991

* The sum of the individual percentages does not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com